Exhibit 99.1

December 23, 2016

Dear ABE Unit Holder:

As we approach the New Year, we wanted to communicate a couple of items, including a tax estimate discussed below.  In addition we are including a copy of our fiscal third quarter Form 10Q.

Our fiscal 2016 began with sluggish margins.  The industry’s overall production was outpacing ethanol demand causing a steep increase in ethanol stocks which typically forces margins lower.  The first six months (October 2015 to March 2016) produced single digit EBITDA margins per gallon sold.  Margins improved in the second half of fiscal 2016.  Ethanol demand improved with the onset of the driving season coupled with low gas prices and increased export activity.

Our focus on improving our operations continued throughout fiscal 2016.  We completed several projects.  Two important projects completed were increased hammermill capacity at Aberdeen and corn oil extraction at Huron.  Corn oil production for fiscal 2017 is expected to exceed 20 million pounds.  In April 2016, we made the determination to close our smaller facility in Aberdeen which was producing approximately 8.5 million gallons annually.  The cost of operating and maintaining the smaller facility drove the decision to close it.  With the closure of this facility we turned our focus to increasing production at the second Aberdeen plant and the Huron plant.  Our efforts have resulted in replacing approximately 80% of the lost production.  Our Aberdeen plant is now producing at a rate of slightly more than 50 million gallons annually.

Annual Report and 10K

Our Form 10-K, which includes our audited financial statements, is available on our website under the tab “Investor Relations”.  We will be mailing our Annual Report, which includes the Form 10-K, and the Proxy Statement in early February 2017.  Our Annual Meeting will be held in Aberdeen, SD on March 9, 2017.  Details will be included with the mailing of the Proxy noted above.

Tax Estimate and K1 Timing

As a reminder, our tax year is based on a calendar year vs. our financial reporting year, which is October 1st to September 30th.  We are estimating taxable income per unit at 27 cents for calendar tax year 2016.  The mailing of K1’s is expected to occur the week of February 20th.

We appreciate your continued support as we work toward improving our business and increasing value for our unit holders.

Sincerely,

Richard R. Peterson

CEO